CONTINGENT PROMISSORY NOTE

$900,000.00	McLean, Virginia
March 31, 2009

FOR VALUE RECEIVED, THE UNDERSIGNED, INNOLOG HOLDINGS CORPORATION, a Nevada corporation (the “Borrower”), promises to pay to the order of VERLE HAMMOND, ELEANOR HAMMOND, TIM O’SHAUGHNESSY, LOU ORLANDO, GENE LOSA, DUDLEY PATTESON, LENNY LEASSEAR, ANTHONY HAMMOND, and VERONNE WILLIAMS (collectively, the “Lender”) the principal sum of Nine Hundred Thousand Dollars ($900,000.00) (the “Principal Amount”), in the following manner:

1.           Repayment.

(a)           Subject to Section 1(b) below, commencing two (2) years after the date hereof, and on the same day of each year thereafter, the Borrower shall pay the Principal Amount due hereunder in accordance with the payment schedule set forth below:

2nd Anniversary	$300,000.00
3rd Anniversary	$300,000.00
4th Anniversary	$300,000.00

(b)           Notwithstanding the payment schedule set forth above, each payment of the Principal Amount shall be contingent upon the achievement by Innovative Logistics Techniques, Inc. (“Innovative”) of certain Revenue and Net Income targets as set forth in “Exhibit A” to the Purchase Agreement dated March 31, 2009 by and among Galen Capital Corporation, GCC Capital Group, LLC, the Borrower, and Innovative (the “Purchase Agreement”).  In the event that Revenue and Net Income targets are achieved prior to the established target date as set forth in the Purchase Agreement, then Borrower will pay the annual installments up to the corresponding Revenue and Net Income targets achieved.  In the event that the Borrower’s stock becomes publicly traded, then this Note may be converted to shares pursuant to the terms and conditions set forth in Section 2.3(a)(iv) of the Purchase Agreement.

(c)           All payments of the Principal Amount shall be delivered to the Lender at the Lender’s address for notices hereinafter set forth, or such other place as the holder of this Note shall from time to time designate.

2.           Acceleration.  The Lender shall have the right, without notice or demand, to accelerate the repayment of the unpaid Principal Amount of this Promissory Note upon a default of this Promissory Note by the Borrower.

3.           Application of Payments.  All payments made under this Promissory Note shall be applied first to late penalties or other sums owed to the holder of this Note, next to accrued interest, if any, and then to the Principal Amount.

4.           Prepayment.  The Borrower may prepay this Promissory Note in whole at any time or in part from time to time without penalty, premium or additional interest.  All prepayments of the Principal Amount shall be applied in inverse order of maturity.

5.           Default.  The Borrower shall be in default of this Promissory Note if it shall fail to pay any installment due hereunder not later than ten (10) days after notice from the holder of this Note that such installment is due and unpaid.

6.           Extensions of Maturity.  All parties to this Promissory Note, whether maker, endorser, or guarantor, agree that the maturity of this Promissory Note, or any payment due hereunder, may be extended at any time or from time to time without releasing, discharging, or affecting the liability of such party.

7.           Notices.  Any notice or demand required or permitted by or in connection with this Promissory Note (but without implying any obligation to give any notice or demand) shall be in writing and made by hand delivery, by wire or by certified mail, return receipt requested, postage prepaid, addressed to the Lender or the Borrower at the appropriate address set forth below or to such other address as may be hereafter specified by written notice by the Lender or the Borrower, and shall be considered given as of the date of hand delivery or wire or as of two (2) business days after the date of mailing, as the case may be:

If to the Lender:	_____________________
_____________________
_____________________
_____________________

If to the Borrower:	Innolog Holdings Corporation
8300 Greensboro Drive, Suite 225
McLean, Virginia 22102
Attn: William P. Danielczyk

8.           Binding Nature.  This Promissory Note shall inure to the benefit of and be enforceable by the Lender and the Lender’s personal representatives, successors and assigns and any other person to whom the Lender may grant an interest in the Borrower’s obligations to the Lender, and shall be binding and enforceable against the Borrower and the Borrower’s personal representatives, successors and assigns.

9.           Severability.  If any provision or part of any provision of this Promissory Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Promissory Note and this Promissory Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

10.         Choice of Law and Consent to Jurisdiction.  This Promissory Note shall be interpreted, construed and enforced in strict accordance with the laws of the Commonwealth of Virginia.  The Borrower consents to the jurisdiction of the courts of the Commonwealth of Virginia.

11.         Number and Gender.  As used herein, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders, all as the context shall require.

12.         Liability Joint and Several.  The liability of the Borrower under this Promissory Note shall be joint and several.

IN WITNESS WHEREOF, this Promissory Note has been executed by the Borrower under seal as of this   day of  , 2009.

WITNESS:	INNOLOG HOLDINGS CORPORATION

(SEAL)
William P. Danielczyk, President

STATE OF _______________________________

CITY/COUNTY OF ______________: to wit:

The foregoing instrument was acknowledged before me this ___ day of ________, 2009, by William P. Danielczyk, the President of Innolog Holdings Corporation, a Nevada corporation, on behalf of the corporation.

Notary Public

My Commission Expires: ____________________